Exhibit 99.2

Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our investor presentation materials, we make reference to adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP financial measure. We believe that this measurement represents a useful internal measure of performance. Accordingly, where we provide a non-GAAP measure like Adjusted EBITDA, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance. However, because Adjusted EBITDA is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, Adjusted EBITDA as presented may not be directly comparable to a similarly titled measure presented by other companies. Adjusted EBITDA is presented as supplemental information and not as an alternative to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measures - Unaudited

(amounts in thousands)

	Fiscal Year
	2009 (1)	2010 (1)	2011	2012	2013	2014
Net income (loss)	$2,419	$15,957	$19,549	$16,379	$22,489	$16,455
Interest expense	7,756	4,244	2,892	3,171	1,640	1,159
Income tax expense (benefit)	99	5,026	2,963	7,855	10,744	11,830
Depreciation and amortization expenses	13,217	12,182	11,516	11,050	10,229	10,917
Impact of excluding a cumulative catch-up adjustment from a change in accounting estimate related to gift card breakage revenue	-	-	-	-	1,306	-
Loss on impairment and asset disposals, net	9,640	483	436	3,262	-	-
Restructuring expense (benefit)	56	(1,457)	-	-	-	-
Gain on settlements, net	-	-	-	(683)	(1,719)	-
Loss (income) on discontinued operations, net of tax	(615)	(160)	(171)	(187)	2,004	10,255
Adjusted EBITDA	$32,572	$36,275	$37,185	$40,847	$46,693	$50,616

	Fiscal Year				Twelve Months Ended
	2015	2016	2017	2018	September 29, 2019
Net income (loss)	$30,004	$30,465	$30,137	$41,680	$42,608
Interest expense	790	1,154	821	1,739	1,946
Income tax expense (benefit)	14,168	15,660	15,669	8,247	8,260
Depreciation and amortization expenses	12,520	13,434	14,995	18,538	20,229
Loss on impairment and asset disposals, net	-	-	3,904	-	-
Certain restaurant closing and rent dispute costs	-	278	-	-	-
Cost related to the acquisition of franchisee-owned restaurants	-	-	619	1,525	662
Loss (income) on discontinued operations, net of tax	162	290	108	(80)	(50)
Adjusted EBITDA	$57,644	$61,281	$66,253	$71,649	$73,655

(1) The net income (loss) for fiscal years 2009 and 2010 were last reported on Form 10-K for the fiscal years 2013 and 2014, respectively. The operating results of eighteen Mitchell's Fish Market and three Cameron's/Mitchell's Steakhouse restaurants sold in January 2015 and three Ruth's Chris Steak House restaurants closed in 2014 have been reclassified to discontinued operations. These reclassifications had no effect on previously reported net income.